Exhibit 99.1

FOR IMMEDIATE RELEASE

R.G. BARRY CORPORATION SIGNS MERGER AGREEMENT WITH MILL ROAD

CAPITAL AND REPORTS 3rd QUARTER EARNINGS RESULTS

PICKERINGTON, Ohio – Friday, May 2, 2014 – Accessories marketer R.G. Barry Corporation (Nasdaq:DFZ) and Mill Road Capital, a private equity firm, announced today the signing of a merger agreement pursuant to which Mill Road will acquire all of the outstanding shares of R.G. Barry Corporation for $19.00 per share in cash, reflecting an equity value of approximately $215 million. The merger will result in R.G. Barry becoming a wholly-owned subsidiary of a newly-formed corporation controlled by Mill Road.

The $19.00 per share cash merger price represents a premium of 18% compared to the 30-day average price of the stock prior to the announcement of Mill Road’s initial proposal on September 11, 2013, and is 67% higher than the 52-week low and 6% higher than the 52-week high, prior to the announcement.

The R.G. Barry Board of Directors unanimously approved the merger agreement and the merger, consummation of which is subject to customary closing conditions, including adoption of the merger agreement by R.G. Barry’s shareholders and the expiration of the waiting period or other approval under the Hart-Scott-Rodino Antitrust Improvements Act. Concurrently with entering into the merger agreement, Mill Road also entered into a voting agreement to vote its 9.8% stake in R.G. Barry in favor of the transaction. The merger is expected to close during the third calendar quarter of 2014, barring unforeseen circumstances and assuming that no other bidders present themselves.

“After careful consideration, the Board of Directors believes the merger serves the best interests of R.G. Barry and its shareholders,” said Lead Director David Lauer.

Greg Tunney, R.G. Barry chief executive officer and president, added, “Mill Road has a clear understanding of our vision for the business. As a privately-held company, we expect to continue to invest in the long-term growth and acquisition strategies that we believe will propel RG Barry Brands into a true leader in the accessories marketplace. We look forward to this partnership.”

Scott Scharfman, Managing Director of Mill Road added, “We have been a shareholder of R.G. Barry for many years and are pleased to increase our existing 9.8% stake in this great company. We have great confidence in the outstanding senior management team led by Greg Tunney and believe in their ability to successfully implement the long term strategic plan.”

The merger agreement permits R.G. Barry to solicit alternative acquisition proposals from third parties through May 31, 2014, and R. G. Barry intends to do so under the direction of the Board and with the assistance of its financial advisor.

R.G. Barry is being advised by Peter J. Solomon Company, L.P., its financial advisor, and Vorys, Sater, Seymour and Pease LLP, its legal counsel. Mill Road is being advised by Foley Hoag LLP, its legal counsel.

R.G. Barry also announced that its Board of Directors, as required by the merger agreement, has suspended the payment of the regular quarterly dividend so long as the merger agreement is in effect.

Third Quarter and Year-to-Date Results

The Company also reported operating results for its fiscal 2014 third quarter and nine months, ended March 29.

On a consolidated quarterly basis, the Company reported:

•	Net sales of $26.1 million, up slightly from $25.8 million for the third quarter of fiscal 2013;

•	Net earnings of $2.6 million, including a $2.4 million non-taxable gain related to the death benefit of insurance policies on the life of former Chairman, Gordon Zacks, who died Feb. 1, 2014, compared with net earnings of $1.5 million for the third quarter of fiscal 2013.

•	Net earnings per diluted share of $0.22, including the death benefit non-taxable gain, versus $0.13 per diluted share in the comparable period last year.

•	Gross profit as a percent of net sales at 44.1% compared to 45.9% one year ago; and

•	Selling, general and administrative (SG&A) expenses of $11.4 million, up nearly 19% from the equivalent period last year primarily as a result of the Company’s continuing investment in long-term growth initiatives and costs related to the merger transaction.

For the nine months, the Company‘s consolidated results included:

•	A 4.5% decline in net sales to $116.0 million versus $121.5 million one year ago;

•	Net earnings of $13.4 million, including the aforementioned non-taxable gain of $2.4 million, compared to $13.0 million in 2013;

•	Net earnings per diluted share of $1.16, including the non-taxable gain, compared to $1.13 per diluted share, in the corresponding nine months of fiscal 2013;

•	Gross profit as a percent of net sales at 44.4% compared to 43.9% in the equivalent nine-months last year; and

•	Selling, general and administrative expenses up nearly 5.0% to $34.0 million from the comparable nine-month period last year, also reflects the company’s continuing investment in future growth and costs related to the merger transaction.

In the Footwear segment, quarterly net sales were $16.6 million compared with $16.4 million one year ago. Nine-month net sales of $88.5 million reflected a 6.0% year-over-year decrease in net sales compared to $94.2 million.

Quarterly gross profit as a percentage of net sales in the Footwear segment decreased by 60 basis points (bps) to 39.4%; and remained relatively flat on a year-over-year dollar basis at $6.5 million. Third quarter operating profit decreased $0.3 million, reflecting fluctuations in a broad range of expenses.

For the nine months, Footwear segment gross profit as a percentage of net sales rose 60 bps to 41.0%, although gross profit dollars decreased 4.7% to $36.3 million versus one year ago. Nine-month operating profit in the segment decreased by $0.7 million to $21.7 million.

In the Accessories segment, quarterly net sales rose 1.2% to $9.5 million. Nine-month net sales were relatively flat versus last year at $27.5 million.

Third quarter gross profit as a percentage of net sales in the Accessories segment decreased 390 bps to 52.4% while gross profit dollars decreased $0.3 million to $5.0 million versus one year ago. Quarterly operating profit decreased by $1.6 million versus last year to $0.2 million and nine-month operating profit decreased by $3.0 million to $1.9 million.

Consolidated other income increased to $2.7 million from $0.4 million in the quarter primarily due to the non-taxable $2.4 million gain related to the death benefit of insurance policies on the life of former Chairman, Gordon Zacks, who died Feb. 1, 2014. For the nine-month period, consolidated other income increased to $3.4 million from $0.8 million one year ago.

The Company’s balance sheet as of March 29 reflected:

•	Cash and short-term investments of $43.1 million;

•	Consolidated inventory at $23.6 million; and

•	Net shareholders’ equity of $96.4 million, up from $85.5 million one year ago.

Management Comments

Greg Tunney, R.G. Barry President and Chief Executive Officer, commented, “The greatest test our business faces continues to be identifying and retaining profitable top-line growth in existing segments while adding new, category-appropriate drivers in other parts of the accessories universe. We remain committed to investing for the long-term in the people, platforms and strategies that will make that growth possible at a faster and more sustainable rate than we currently are achieving.

“In view of today’s announcement regarding the signing of a definitive merger agreement with Mill Road Capital, we will not be holding a conference call/webcast related to today’s earnings announcement,” he added.

The Company expects to file the Form 10-Q for the period ended March 29, 2014, on or about May 7, 2014.

About RG Barry

RG Barry creates and markets great accessories brands and fashionable, solution-oriented products that make life better. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

About Mill Road

Mill Road Capital is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-

term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. The firm currently has over $600 million of assets under management. More information can be found at http://www.millroadcapital.com.

Cautionary Statement concerning Forward Looking Statements

Statements in this press release that are not descriptions of historical facts may be “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, or “project”, or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to R.G. Barry as of the date hereof, and subject to applicable law to the contrary. R.G. Barry undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause R.G. Barry’s actual results to differ materially from those suggested by the projected information in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the merger transactions described herein; adoption of the merger agreement by R.G. Barry’s shareholders (or the failure to obtain such adoption); the ability to obtain regulatory approvals of the merger and the other transactions contemplated by the merger agreement on the proposed terms and schedule; R.G. Barry’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the merger and the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in R.G. Barry’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended June 29, 2013, filed with the Securities and Exchange Commission on September 11, 2013, in other of R.G. Barry’s filings with the Securities and Exchange Commission from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions. Readers are cautioned not to place undue reliance on the forward-looking statements.

Additional Information and Where to Find It

R.G. Barry expects to file with the Securities and Exchange Commission a proxy statement (in preliminary and definitive forms) and other supporting documents in connection with the solicitation of proxies for the special meeting of shareholders that will be held to vote on a proposal to adopt the merger agreement. The shareholders of R.G. Barry are advised to read carefully the proxy statement and other documents filed with the Securities and Exchange Commission when they become available because they will contain important information about the proposed merger and other transactions. The proxy statement will be mailed to shareholders of R.G. Barry as of the record date to be established for voting on the merger agreement Shareholders will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, (614) 729-7275, Attention: Investor Relations; or via email to ryoust@rgbarry.com.

Participants in the Solicitation

R.G. Barry and its executive officers, directors, other members of management and employees and Mill Road and its affiliates may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from R.G. Barry’s shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of R.G. Barry is set forth in its definitive proxy statement for its 2013 annual meeting filed with the Securities and Exchange Commission on September 19, 2013. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the Securities and Exchange Commission in connection with the proposed transaction. The interests of these participants in the transactions contemplated by the merger agreement may be different than those of R.G. Barry’s shareholders generally. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Contact:	Roy Youst, RG Barry Investor Relations	ryoust@rgbarry.com	614.729.7275
	José G. Ibarra, Senior VP Finance/CFO	jibarra@rgbarry.com	614.864.6400

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	(unaudited) March 29, 2014	(unaudited) March 30, 2013	% Increase Decrease	(unaudited) March 29, 2014	(unaudited) March 30, 2013	% Increase Decrease
Net sales	$26,133	$25,803	1.3%	$116,041	$121,540	-4.5%
Cost of Sales	14,597	13,951	4.6%	64,550	68,217	-5.4%

Gross profit	11,536	11,852	-2.7%	51,491	53,323	-3.4%
Gross profit (as percent of net sales)	44.1%	45.9%		44.4%	43.9%
Selling, general and administrative expenses	11,362	9,573	18.7%	34,043	32,493	4.8%

Operating profit	174	2,279	-92.4%	17,448	20,830	-16.2%
Other income	2,703	357		3,429	821
Interest income, net	(100)	(131)	-23.7%	(375)	(483)	-22.4%

Earnings, before income taxes	2,777	2,505	10.9%	20,502	21,168	-3.1%
Income tax expense	216	964	-77.6%	7,064	8,193	-13.8%

Net earnings	$2,561	$1,541	66.2%	$13,438	$12,975	3.6%

Earnings per common share
Basic	$0.22	$0.14	57.1%	$1.17	$1.14	2.6%

Diluted	$0.22	$0.13	69.2%	$1.16	$1.13	2.7%

Weighted average number of common shares outstanding
Basic	11,450	11,377		11,443	11,344

Diluted	11,554	11,532		11,561	11,510

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	(unaudited)	(unaudited)	(audited)
	March 29, 2014	March 30, 2013	June 29, 2013
ASSETS
Cash & Short term investments	$43,129	$44,753	$39,500
Accounts Receivable, net	18,110	15,686	16,755
Inventory	23,571	17,291	24,239
Prepaid expenses and other current assets	3,375	2,859	3,670

Total current assets	88,185	80,589	84,164
Net property, plant and equipment	4,137	4,091	4,178
Other assets	35,894	44,055	41,911

Total Assets	$128,216	$128,735	$130,253

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	4,286	4,286	—
Accounts payable	7,072	3,950	10,655
Other current liabilities	4,378	7,099	9,185

Total current liabilities	15,736	15,335	19,840
Long-term debt	12,857	17,143	16,071
Accrued retirement costs and other	3,217	10,807	7,165
Shareholders’ equity, net	96,406	85,450	87,177

Total liabilities & shareholders’ equity	$128,216	$128,735	$130,253